UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
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Matrix Service Company
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MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS
Notice is hereby given that the Annual Meeting of the Stockholders of Matrix Service Company, a Delaware corporation, (the “Company” or “Matrix”), will be held at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma, on the 14th day of November 2013, at 3:00 p.m., Central time, for the following purposes:

1.	To elect six persons to serve as members of the Board of Directors of the Company until the 2014 annual stockholders meeting or until their successors have been elected and qualified;

2.	To consider and act upon a proposal to ratify the engagement of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2014;

3.	To conduct an advisory vote on executive compensation;

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on September 27, 2013 as the record date for the meeting (the “Record Date”), and only holders of record of the Company’s common stock at such time are entitled to notice of and to vote at the meeting and any adjournment thereof.

By Order of the Board of Directors

Kevin S. Cavanah Secretary
October 11, 2013
Tulsa, Oklahoma

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE HOPE YOU WILL TAKE THE TIME TO VOTE YOUR SHARES. THEREFORE PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY. YOU ALSO HAVE THE OPTION OF VOTING YOUR SHARES ON THE INTERNET OR BY TELEPHONE. VOTING INSTRUCTIONS ARE PRINTED ON YOUR PROXY. IF YOU VOTE BY INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO MAIL BACK YOUR PROXY. IF YOU ARE PRESENT AT THE MEETING AND WISH TO DO SO, YOU MAY REVOKE THE PROXY AND VOTE IN PERSON.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 14, 2013. Stockholders may view this proxy statement, our form of proxy and our 2013 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com.

 MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
PROXY STATEMENT

MATRIX SERVICE COMPANY
5100 East Skelly Drive, Suite 700
Tulsa, Oklahoma 74135
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on November 14, 2013
SOLICITATION AND REVOCATION OF PROXIES
The accompanying proxy is solicited by the Board of Directors of Matrix Service Company (“Matrix”, the “Company”, “we”, “our” or “us”) for use at the Annual Meeting of Stockholders to be held on November 14, 2013, and at any adjournments thereof for the purposes set forth in the accompanying Notice of 2013 Annual Meeting of Stockholders. The Annual Meeting will be held at 3:00 p.m., Central time, at the Company’s Corporate Headquarters, 5100 East Skelly Drive, Tulsa, Oklahoma. This proxy statement and accompanying proxy were first sent on or about October 11, 2013 to stockholders of record on September 27, 2013. The annual report of the Company on Form 10-K for the fiscal year ended June 30, 2013 accompanies this proxy statement.
If the accompanying proxy is properly executed and returned or a stockholder votes his or her proxy by Internet or telephone, the shares represented by the proxy will be voted at the meeting in accordance with the directions noted thereon or, if no direction is indicated, that stockholder’s shares will be voted in favor of the proposals described in this proxy statement. In addition, the proxy confers authority on the persons named in the proxy to vote, in their discretion, on any other matters properly presented at the Annual Meeting. The Board of Directors is not currently aware of any other such matters. Any stockholder who has given a proxy, whether by mail, Internet or telephone, has the power to revoke it at any time before it is voted by executing a subsequent proxy and sending it to Kevin S. Cavanah, Secretary, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma, 74135, or by a later dated vote by Internet or by telephone. The proxy also may be revoked if the stockholder is present at the meeting and elects to vote in person.
The expenses of this proxy solicitation, including the cost of preparing and mailing this proxy statement and accompanying proxy, will be borne by the Company. Such expenses will also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. In addition to solicitation by mail, certain directors, officers and regular employees of the Company may solicit proxies in person or by telephone, electronic transmission and facsimile transmission. Any such directors, officers or employees will not be additionally compensated, but may be reimbursed for their out-of-pocket expenses in connection therewith.
STOCKHOLDERS ENTITLED TO VOTE
At the close of business on the record date of September 27, 2013 there were 26,140,958 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), outstanding. Each outstanding share of Common Stock is entitled to one vote upon each of the matters to be voted on at the meeting. There is no cumulative voting with respect to the election of directors. The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock is required for a quorum for the transaction of business.
The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. Votes withheld from nominees for directors, abstentions and broker non-votes will be counted for purposes of determining whether a quorum has been reached. Votes will be tabulated by an inspector of election appointed by the Board of Directors of the Company. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will have no effect on the vote. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposal Numbers 2 and 3 will have the effect of a negative vote. A “broker non-vote” will have no effect on the outcome of the election of directors or the other proposals.

If you hold your shares through an account with a bank or broker, the bank or broker may vote your shares on some matters even if you do not provide voting instructions. Brokerage firms have the authority to vote shares on certain matters (such as the ratification of auditors) when their customers do not provide voting instructions. However, on other matters (such as the election of directors), when the brokerage firm has not received voting instructions from its customers, the brokerage firm cannot vote the shares on that matter and a “broker non-vote” occurs. Please note that an uncontested election of directors is no longer considered a routine matter. This means that brokers may not vote your shares on the election of directors if you have not given your broker specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote can be counted.

PROPOSAL NUMBER 1:
Election of Directors
The Company’s Certificate of Incorporation and Bylaws provide that the number of directors on the Board shall be fixed from time to time by the Board of Directors but shall not be less than three nor more than 15 persons. The Board has fixed its size at six members. Directors hold office until the next annual meeting of the stockholders of the Company or until their successors have been elected and qualified. Vacancies may be filled by a majority vote of the remaining directors based on the recommendations of the Nominating and Corporate Governance Committee.
In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated and recommends that you vote “For” the election of the six nominees identified below who have been nominated to serve as directors until the next annual meeting of stockholders or until their successors are duly elected and qualified. Proxies solicited hereby will be voted “For” all six nominees unless stockholders specify otherwise in their proxies. The six nominees who receive the highest number of affirmative votes of the shares voting shall be elected as directors.
If, at the time of the 2013 Annual Meeting of Stockholders, any of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes who may be recommended by the Nominating and Corporate Governance Committee and who the Board of Directors may propose to replace such nominee. The Board of Directors has no reason to believe that any substitute nominee or nominees will be required.
Each of our directors possesses a combination of attributes that qualifies him for service on the Board of Directors. The directors were specifically recruited for these attributes, which include business experience specifically related to the industries in which we operate, knowledge based on specialized education or training such as accounting and finance, and senior executive management experience that demonstrates leadership qualities and a practical understanding of organizations, processes, business strategies, risk management and how to drive change and growth. We believe that the qualifications, skills and experiences of the directors, individually and collectively, have resulted in the Board of Directors being effective.
Nominated Director Biographies
The nominees for director, and certain additional information with respect to each of them, are as follows:
Michael J. Hall, age 69, was first elected as a director of the Company effective October 1998 and was elected Chairman of the Board in November 2006. Mr. Hall previously served as President and Chief Executive Officer of the Company from March 2005 until his retirement in November 2006. Mr. Hall also served as Vice President, Finance and Chief Financial Officer (“CFO”) of the Company from November 1998 until his initial retirement in May 2004. Prior to working for Matrix, Mr. Hall was Vice President and Chief Financial Officer for Pexco Holdings, Inc. from 1994 to 1997 and Vice President, Finance and Chief Financial Officer for Worldwide Sports & Recreation, Inc., an affiliate of Pexco Holding, from 1996 to 1997. From 1984 to 1994, Mr. Hall worked for T.D. Williamson, Inc., as Senior Vice President, Chief Financial and Administrative Officer and Director of Operations, Europe, Africa and Middle East Region. Mr. Hall graduated Summa Cum Laude from Boston College with a degree in Accounting and earned his Masters of Business Administration degree with honors from Stanford Graduate School of Business. Mr. Hall is a member of the Board of Directors of Alliance G.P., LLC (the general partner of Alliance Holdings, G.P., L.P.); a member of the Board of Directors of Alliance Resource Management G.P., LLC (the managing general partner of Alliance Resources Partners, L.P.); a former director and Chairman of the Board of Integrated Electrical Services, Inc.; and a former Independent Trustee and Chairman of the Board of Trustees for American Performance Funds.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hall should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the construction and energy industries, and his extensive experience and expertise in complex financial and operational matters gained from his service as a Chief Financial Officer and a Chief Executive Officer.
John R. Hewitt, age 55, was appointed as President and Chief Executive Officer (“CEO”) and as a director of the Company in May 2011. Mr. Hewitt has spent his entire career in the engineering, procurement, and construction industry. Prior to joining Matrix in May 2011, Mr. Hewitt worked for approximately 25 years for various operating businesses of Aker Solutions ASA (“Aker”) and its predecessor companies, which provide engineering and construction services, technology products, and integrated solutions to the energy and process industries worldwide. Up until his appointment with the Company, Mr. Hewitt served as vice president of Aker Solutions, where he was responsible for providing executive oversight on major capital projects in the power and liquefied natural gas industries. He also served as President, United States Operations, Aker Solutions E&C US, Inc. from 2007 to 2009 where he was responsible for managing all construction services in North America. Prior to that he served as President, Aker Construction Inc. where he had full profit and loss responsibility for a multi-disciplined direct hire industrial construction business operating throughout North America.
As the current President and CEO of the Company, Mr. Hewitt provides a management representative on the Board of Directors with extensive knowledge of day-to-day operations. As a result, he can facilitate the Board of Directors’ access to timely and relevant information and its oversight of management’s strategy, planning and performance. In addition, Mr. Hewitt brings to the Board of Directors considerable management and leadership experience, extensive knowledge of the energy industry and our business, and significant experience with mergers and acquisitions.
I. Edgar (Ed) Hendrix, age 69, was first elected as a director of the Company effective October 2000 and served as Chairman of the Board of Directors from March 2005 until November 2006. Mr. Hendrix served as President of Patriot Energy Resources, LLC from 2005 through March of 2012. Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Loudfire, Inc. from 2002 to 2004. Prior to 2002, Mr. Hendrix served as Executive Vice President and Chief Financial Officer of Spectrum Field Services, Inc., and as Vice President-Treasurer for Parker Drilling, a New York Stock Exchange company engaged in worldwide oil and gas drilling and equipment services. He also was a management consultant with Ernst & Young LLP. Mr. Hendrix has an undergraduate degree from Oklahoma Christian University and a Masters of Business Administration degree from the University of Oklahoma. Mr. Hendrix is a former member of the Board of Trustees for American Performance Funds and former Chairman of the Board of Red River Energy, Inc.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Hendrix should serve as a Director include his long history of service in senior corporate leadership positions, his significant knowledge of the energy industry, and his extensive experience and expertise in complex financial matters gained from his service as Treasurer of a public company.
Paul K. Lackey, age 70, was first elected as a director of the Company effective October 2000. Mr. Lackey has served as Chairman of the Board of Directors of The NORDAM Group (“NORDAM”), an aircraft component manufacturing and repair firm, since October 2005 and as Chief Executive Officer of NORDAM from April 2002 until January 2009. Prior to joining NORDAM in July 2001, Mr. Lackey was President of the University of Oklahoma (OU) – Tulsa and Senior Vice President of the OU system. Prior to joining OU in August 1999, Mr. Lackey was a key member of former Oklahoma Governor Frank Keating’s administration. He was the Governor’s Chief of Staff from February 1997 to July 1999. From 1995 to 1997, he served in the Oklahoma Cabinet as Secretary of Health and Human Services. Before his service in state government, Mr. Lackey was President of Flint Industries, an oil and gas services and commercial construction firm. He was appointed Chief Financial Officer for Flint in 1977, later became Chief Operating Officer (COO) and, ultimately, President. A graduate of the University of Mississippi with a Bachelor of Science degree in Mathematics, Mr. Lackey earned a Masters of Business Administration degree in Finance from the University of Texas. He also served in the United States Army as an artillery officer. Mr. Lackey is a director of Aaon, Inc., an advisory director of Commerce Bankshares, a director of the Tulsa Chamber of Commerce, and a director of St. John Health Systems.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Lackey should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the manufacturing, construction and energy industries, including his experience as both a COO and CFO of a leading commercial construction contractor.
Tom E. Maxwell, age 68, was first elected as a director of the Company effective May 2003. Mr. Maxwell is President and Chief Executive Officer of Flintco, LLC., which is ranked 22nd by Engineering News-Record among commercial construction companies in the United States. He has held this position for 25 years. Prior to his election to President and Chief Executive Officer of Flintco, LLC., Mr. Maxwell was the Chief Financial Officer of Flintco for five years. Mr. Maxwell began his career with five years at Deloitte and Touche and was the Chief Financial Officer of a public company, Kinark Corporation, for nine years. Mr. Maxwell earned Undergraduate and Masters Degrees in Accounting at the University of Oklahoma and is a Certified Public Accountant (inactive). Mr. Maxwell is a director of Summit Bank. In addition, Mr. Maxwell serves as a director for the Tulsa Metro Chamber of Commerce and Hillcrest Hospital.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Maxwell should serve as a Director include his long history of service in senior corporate leadership positions and his extensive experience in the construction and the energy industries, including his experience as both a CEO and CFO of a leading commercial construction contractor.
Jim W. Mogg, age 64, has served as a director since August 2013. Mr. Mogg has also served on the Board of Directors of ONEOK, Inc., a publicly traded diversified energy and natural gas distribution company, since July 2007 and ONEOK Partners, L.P., a publicly traded master limited partnership that operates natural gas and natural gas liquids gathering, processing, pipelines, and fractionation assets, since August 2009. Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., ("DCP Midstream") from August 2005 to April 2007. From January

2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP ("TEPPCO") reported to Mr. Mogg. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. DCP Midstream was the general partner of TEPPCO and, as a result, Mr. Mogg was Vice Chairman of TEPPCO from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg also serves on the Board of Directors of Bill Barrett Corporation, where he is currently the non-executive Chairman.
The specific experience, qualifications, attributes or skills that led to the conclusion Mr. Mogg should serve as a Director include his long history of service in senior executive leadership positions, including as a chief executive officer and his significant knowledge of the energy industry. Mr. Mogg also brings financial expertise to the Board, including through his previous supervision of principal accounting officers, involvement in financing transactions, and his service on the audit committees of other companies. His current and previous directorships also provide Mr. Mogg with extensive corporate governance experience.
Board of Directors recommends that the stockholders vote “For” the election of each of the above named nominees.
CORPORATE GOVERNANCE AND BOARD MATTERS
The Board of Directors and corporate management use their best efforts to adopt and implement sound corporate governance practices and believe strongly that effective corporate governance practices are an important component of their efforts to focus the entire organization on generating long-term stockholder value through conscientious and ethical operations.
The Board of Directors has adopted and implemented Corporate Governance Guidelines and a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, officers (including its Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Controller and any person performing similar functions) and employees. The Corporate Governance Guidelines and Code of Business Conduct and Ethics are available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Director Independence Guidelines
Pursuant to the applicable rules for companies traded on the NASDAQ Global Market System (“NASDAQ”) and the rules and regulations of the Securities and Exchange Commission (“SEC”), the Board of Directors has adopted director independence guidelines. In accordance with these guidelines, each independent director must be determined to have no relationship with the Company which, in the opinion of the Company’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The guidelines specify criteria by which the independence of the Company’s directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with the Company or its independent registered public accounting firm.
The Board of Directors has affirmatively determined that each of Mr. Hall, Mr. Hendrix, Mr. Lackey, Mr. Maxwell and Mr. Mogg are “independent” under the guidelines. Mr. Hewitt is not considered to be independent because of his current employment as President and Chief Executive Officer of the Company. In evaluating Mr. Hall’s independence, the Board of Directors considered the fact that, following the November 2010 resignations of the prior President and CEO, and previous Vice President of Finance and CFO, Mr. Hall assumed additional oversight responsibilities for the executive management team until Mr. Hewitt’s hiring in May 2011 and received additional compensation for his enhanced responsibilities. The Board of Directors concluded that the temporary assumption of enhanced responsibilities and the receipt of additional compensation did not impair Mr. Hall’s independent judgment as a member of the Board of Directors.
The full text of the Company’s director independence guidelines is included in the Company’s Corporate Governance Guidelines, which is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com.
Board Leadership Structure and Role in Risk Oversight
The Board of Directors has no policy mandating the separation of the offices of Chairman of the Board and Chief Executive Officer. However, as the oversight responsibilities of directors continues to increase, we believe it is beneficial to have an independent chairman whose sole job for the Company is leading the board. We believe the separation of the Chairman and Chief Executive Officer roles provides strong leadership for our board, while positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

If, in the future, the Chief Executive Officer is serving as Chairman of the Board, then the Board of Directors will name a lead director who would, among other specified responsibilities, serve as the leader of the independent directors and facilitate communication between the Chairman/CEO and the other directors.

Our Board of Directors has five independent members and only one non-independent member. A number of our independent board members have served as members of senior management or as directors of other public companies. Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the board by the non-executive Chairman, benefits our Company and our stockholders.
The Audit Committee and full Board jointly oversee the Company’s risk management processes. The Audit Committee receives regular reports from management regarding the Company’s assessment of risks. In addition, the Audit Committee and the full Board of Directors focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by the Company are consistent with the Board of Directors’ appetite for risk. While the Board of Directors oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our board leadership structure supports this approach.
Meetings and Committees of the Board of Directors
The Company’s Board of Directors met seven times during fiscal year 2013. The Board has three standing committees – the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each of the members of each of the committees qualifies as an “independent director” under the NASDAQ listing standards. During fiscal 2013, each director attended a minimum of 75% of the total number of meetings of the Board and of the total number of meetings held by all committees of which he was a member.
The Company’s Corporate Governance Guidelines provide that each director is expected to attend the annual meetings of stockholders of the Company. All of the members of the Company’s Board of Directors who were serving as directors at the time of the 2012 annual meeting attended the 2012 annual meeting.
Audit Committee

Director	Fiscal 2013 Committee Service
I. Edgar Hendrix, Chairman	Served all of Fiscal 2013
Paul K. Lackey, Member	Served all of Fiscal 2013
Tom. E. Maxwell, Member	Served all of Fiscal 2013
David J. Tippeconnic, Member	Served until his retirement from the Board in November 2012
Jim W. Mogg, Member	None (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Audit Committee on August 27, 2013.
The Audit Committee assists the Board of Directors in monitoring the integrity of the financial statements of the Company, the independent registered public accounting firm’s qualifications and independence, the performance of the Company’s internal audit function and independent registered public accounting firm and the Company’s compliance with legal and regulatory requirements. In carrying out these purposes, the Audit Committee, among other things, appoints, evaluates and approves the compensation of the Company’s independent registered public accounting firm, reviews and approves the scope of the annual audit and the audit fee, pre-approves all auditing services and permitted non-audit services, annually considers the qualifications and independence of the independent registered public accounting firm, reviews the results of internal audits, compliance with certain of the Company’s written policies and procedures and the adequacy of the Company’s system of internal accounting controls, prepares the Audit Committee report for inclusion in the annual proxy statement and annually reviews the Audit Committee charter and the committee’s performance. The Audit Committee has also established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters. The Audit Committee operates under a written charter. A copy of the Audit Committee Charter is available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Audit Committee held four meetings during fiscal 2013.

Compensation Committee

Director	Fiscal 2013 Committee Service
Paul K. Lackey, Chairman	Served all of Fiscal 2013
I. Edgar Hendrix, Member	Served all of Fiscal 2013
Tom E. Maxwell, Member	Served all of Fiscal 2013
David J. Tippeconnic, Member	Served until his retirement from the Board in November 2012
Jim W. Mogg, Member	None (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Compensation Committee on August 27, 2013.
The Compensation Committee’s functions include reviewing and approving executive salary, bonus, long-term equity incentive awards, perquisites and other benefits. In addition, the Compensation Committee, in conjunction with the Board of Directors, reviews the Company’s strategic and financial plans to determine their relationship to the Company’s compensation program. Additional information describing the Compensation Committee’s processes and procedures for considering and determining executive compensation, including the role of our Chief Executive Officer and consultants in determining or recommending the amount or form of executive compensation, is included in the Compensation Discussion and Analysis below.
The Compensation Committee operates under a written charter. The Company has made a copy of its Compensation Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Compensation Committee held five meetings during fiscal 2013. The Compensation Committee has no authority under its charter to delegate some or all of its authority to subcommittees or other persons and it has no current plans to do so.
Compensation Committee Interlocks and Insider Participation
During fiscal 2013, the Compensation Committee was composed of I. Edgar Hendrix, Paul K. Lackey, Tom E. Maxwell and David J. Tippeconnic, all of whom are non-employee directors of the Company. During fiscal 2013, none of the Company’s executive officers served on the Board of Directors or on the Compensation Committee of any other entity who had an executive officer that served either on the Company’s Board of Directors or on its Compensation Committee.
Nominating and Corporate Governance Committee

Director	Fiscal 2013 Committee Service
Tom E. Maxwell, Chairman	Served all of Fiscal 2013
I. Edgar Hendrix, Member	Served all of Fiscal 2013
Paul K. Lackey, Member	Served all of Fiscal 2013
David J. Tippeconnic, Member	Served until his retirement from the Board in November 2012
Jim W. Mogg, Member	None (a)
(a)    Jim W. Mogg was appointed to the Board of Directors and the Nominating and Corporate Governance Committee on August 27, 2013.
The Nominating and Corporate Governance Committee was established to assist the Board in identifying qualified individuals to become directors of the Company, recommend to the Board qualified director nominees for election by the stockholders or to fill vacancies on the Board, recommend to the Board membership on Board committees, recommend to the Board proposed Corporate Governance Guidelines and report annually to the Board on the status of the CEO succession plan. The Nominating and Corporate Governance Committee operates under a written charter. The Company has made a copy of its Nominating and Corporate Governance Committee Charter available on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. The Nominating and Corporate Governance Committee has the authority under its charter to retain a professional search firm to identify candidates. The Nominating and Corporate Governance Committee held four meetings during fiscal 2013.

Director Nomination Process
The Nominating and Corporate Governance Committee will consider director candidates submitted to it by other directors, employees and stockholders. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability to address the director qualifications discussed below.
The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the Board of Directors and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Committee considers various potential candidates for director. Candidates may come to the attention of the Committee through current directors, senior management, professional search firms, stockholders or other persons.
Once a prospective nominee has been identified, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. The initial determination involves an evaluation of the candidate against the qualifications set forth in the Corporate Governance Guidelines, which require broad experience, wisdom, integrity, the ability to make independent analytical inquiries, an understanding of the Company’s business environment and a willingness to devote adequate time to Board duties, including service on no more than four other public company boards.
The Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Our Board of Directors believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Although the Committee may also consider other aspects of diversity, including geographic, gender, age and ethnic diversity, these factors are not a prerequisite for any prospective nominee. Consequently, while the Committee evaluates the mix of experience and skills of the Board of Directors as a group, the Committee does not monitor the effectiveness of its policies with respect to geographic, gender, age or ethnic diversity.
The Committee also assesses the candidate’s qualifications as an “independent director” under the NASDAQ’s current director independence standards and the Company’s director independence guidelines. If the Committee determines that additional consideration is warranted, it may request a professional search firm to gather additional information about the candidate. The Committee designates, after consultation with the CEO, which candidates are to be interviewed. After completing its evaluation, the Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated by the Board and the Board determines the nominees after considering the recommendation of the Committee.
Holders of common stock wishing to recommend a person for consideration as a nominee for election to the Board can do so in accordance with the Company’s Bylaws by giving timely written notice to Kevin S. Cavanah, Secretary of Matrix Service Company, at 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. The written notice should give each such nominee’s name, address, appropriate biographical information, a description of all arrangements or understandings between the stockholder and each such nominee and any other person or persons (naming such person or persons), relating to such nominee’s service on the Board of Directors, if elected, as well as any other information that would be required in a proxy statement. Any such recommendation should be accompanied by a written statement from the person recommended, giving his or her consent to be named as a nominee and, if nominated and elected, to serve as a director. The written notice must be delivered to the Secretary of the Company not later than eighty days prior to the date of any annual or special meeting; provided, however, that in the event that the date of such annual or special meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders. The written notice to the Secretary of the Company must also set forth the name and address of the stockholder who intends to make the nomination and a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice.
Executive Sessions
Executive sessions of the non-management directors are held periodically. The sessions are chaired by the independent, non-executive Chairman of the Board. Any non-management director may request that an additional executive session be scheduled. Executive sessions of the independent directors are held at least once each year.
Communications with the Board of Directors
The Board of Directors provides a process by which stockholders and other interested parties may communicate with the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board of Directors or any of the directors at the following address: Board of Directors of Matrix Service Company c/o Matrix Service Company,

5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135. Stockholders and other interested parties may also contact the Board or any of the directors via the Company’s online submission form by clicking on the “Contact the Board” link included on the Corporate Governance page included in the “Investor Relations” section of the Company’s website at matrixservicecompany.com. All communications will be compiled by the Company’s Corporate Secretary and submitted to the Board or the individual director on a periodic basis.
Equity Ownership Guidelines for Directors
Each non-employee director is strongly encouraged to have a significant investment in the Company. The Company’s Stock Ownership Guidelines for Directors require each non-employee director own 16,500 shares of our common stock. The following types of equity can be used to satisfy the stock ownership requirements:

(1)	shares owned separately by the director or owned either jointly with, or separately by, immediate family members residing in the same household;

(2)	shares held in trust for the benefit of the director or his immediate family members;

(3)	shares purchased in the open market;

(4)	shares purchased through the Company’s Employee Stock Purchase Plan;

(5)	vested and unvested time-based restricted stock or restricted stock units;

(6)
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units;

(7)	in-the-money vested unexercised stock options; and

(8)	any phantom shares held on behalf of a director under the Board’s deferred compensation plan.
Existing directors have five years from the August 2011 date of adoption of the guidelines to attain this level of ownership. Directors elected after the date of the adoption of the Stock Ownership Guidelines will have five years from the date of their election or appointment to the Board to attain this level of ownership. All of the non-employee directors with the exception of Mr. Jim W. Mogg, who was appointed on August 27, 2013, currently satisfy the requirements. Mr. Mogg will have until August 27, 2018 to comply with these guidelines.
Since Mr. Hewitt is the Chief Executive Officer of the Company, he must comply with the Equity Ownership Guidelines for Executive Officers, which are discussed in this proxy statement under the caption “Equity Ownership Guidelines.”
DIRECTOR COMPENSATION
General
Management directors receive no additional compensation for service on the Board of Directors or any committee thereof. Directors of the Company are reimbursed for out-of-pocket expenses incurred in attending the Board of Directors and committee meetings.
The elements of our non-employee director compensation consist of cash and equity. Our objective with director compensation is to position ourselves to attract and retain individuals with relevant business and leadership backgrounds and experience by providing a competitive package of cash and equity compensation.
Total compensation for the Company’s non-employee directors is determined in a manner similar to that for executives, which is described under the caption “Compensation Discussion and Analysis.” The Compensation Committee of the Board of Directors (the “Committee”) engages a third party compensation consultant to periodically review director compensation and make recommendations. The Committee reviews benchmark data from outside consultants and makes recommendations to the full Board for approval.
Director compensation is generally reviewed on a bi-annual basis. In August 2012, the Committee engaged a third party compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), to conduct a market study of current director compensation. Meridian obtained benchmark data using published compensation surveys and proxy analysis of selected benchmark companies similar in size, location and industry. The companies included in the survey are consistent with those that we use to benchmark executive compensation.
Based on their analysis, Meridian reported the following to the Compensation Committee:

•	The annual cash retainer is slightly above the market median;

•	the value of the annual equity grant was slightly below the market median; and

•	the overall compensation was below the median.
Meridian reported that the main reason that the overall compensation was below median is because the Company did not pay meeting fees and the committee chair retainers were lower than is typical. Meridian then recommended that the Compensation Committee consider the following recommendations:

•	increase the cash retainer from $60,000 to $75,000 per annum;

•	increase the value of the equity grant from $65,000 to $75,000 per annum;

•	increase the Audit Committee Chair retainer from $5,000 to $15,000 per annum;

•	increase the Compensation Committee Chair retainer from $5,000 to $10,000 per annum;

•	increase the Nominating and Corporate Governance Chair retainer from $5,000 to $7,500 per annum; and

•	increase the Chairman of the Board retainer from $15,000 to $50,000 per annum.
Based on the consultant’s findings and recommendations, the Committee concluded that total compensation for directors for fiscal 2013 should be approximately $150,000 per year with approximately 50% in cash and 50% in equity. The objective is to provide both a short-term cash component and a long-term component to total compensation that aligns the interests of directors with those of our stockholders through stock ownership. Therefore, the Committee recommended that the equity component of director compensation should continue be time-based restricted stock units (“RSUs”) that cliff vest on the earlier of three years after the grant date or the directors departure from the Board for any reason. The Committee also concluded that the committee chair retainers should be increased to the amounts recommended by Meridian.
The Board of Directors also has a Deferred Fee Plan which allows directors to defer all or a portion of their cash compensation with interest. The effective interest rate for the subsequent calendar year is researched and approved by the Committee at the regularly-scheduled meeting each November. For fiscal 2013, the average interest rate was 5.0%. Non-employee directors are also permitted to invest their cash retainer in Company common stock through the Company’s 2011 Employee Stock Purchase Plan (“ESPP”). Investment through the ESPP is limited to $60,000 per calendar year.
Director Compensation
The compensation earned by each director in fiscal 2013 is summarized in the table below:

Name (1)	Fees Earned or Paid in Cash ($) (2)	Restricted Stock Awards ($) (3)	Stock Option Awards ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($)	Total ($)
Michael J. Hall	125,000	73,911	—	410	—	199,321
I. Edgar Hendrix	90,000	73,911	—	3,754	—	167,665
Paul K. Lackey	85,000	73,911	—	6,022	—	164,933
Tom E. Maxwell	82,500	73,911	—	6,006	—	162,417
David J. Tippeconnic	28,125	—	—	2,090	—	30,215

(1)
John R. Hewitt is not included in this table since he is a current employee and thus received no compensation for his service as a director. The compensation received by Mr. Hewitt as an employee is shown in the Summary Compensation Table for our Named Executive Officers.

(2)
Includes retainer fees earned in the fiscal year but paid subsequent to the completion of the fiscal year and fees earned in the fiscal year but deferred under the Deferred Fee Plan for members of the Board of Directors of Matrix Service Company. Mr. Hall deferred $93,750 in fees, Mr. Hendrix deferred $49,500 in fees, Mr. Lackey deferred $85,000 in fees, Mr. Maxwell deferred $82,500 in fees and Mr. Tippeconnic deferred fees totaling $28,125. The Deferred Fee Plan is discussed in note (5) below.

(3)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with the applicable accounting guidance for equity-based awards. For further information on the valuation of these awards see Notes 1 and 10 to the Consolidated Financial Statements included in our fiscal 2013 Annual Report on Form 10-K. For services provided as a member of the Board of Directors, each non-employee director received an award of 7,100 RSUs with a grant date fair value of $73,911. As of June 30, 2013, Mr. Hall, Mr. Hendrix, Mr. Lackey, and Mr. Maxwell each had 17,400 unvested RSUs.

(4)
There were no stock option awards granted to non-employee directors in fiscal 2013. As of June 30, 2013, Mr. Hendrix had 5,000 stock options outstanding and Mr. Maxwell had 15,000 stock options outstanding.

(5)
A non-employee director may defer all or part of director fees earned into the Deferred Fee Plan for Members of the Board of Directors of Matrix Service Company (the “Deferred Fee Plan”). Under the Deferred Fee Plan, directors are allowed to defer fees and earn interest. The amounts shown represent interest earned under the plan in excess of a market rate. For fiscal 2013, the market rate for the deferrals was 3.2% as compared to the actual average rate paid of 5.0%.

Previously, directors were allowed to defer fees in the form of phantom shares. The fees were converted into phantom shares based on the price of our stock on the deferral election date. At June 30, 2013, Mr. Maxwell held 1,565 phantom shares valued at $24,383.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee of the Board of Directors
The Audit Committee oversees the Company’s financial reporting process, including the system of internal controls, on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the associated system of internal controls. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting in accordance with the Public Company Accounting Oversight Board standards and to issue reports thereon. The Audit Committee monitors these processes. The Audit Committee’s role does not provide any special assurance with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm. As part of its oversight responsibilities, the Audit Committee has:

•
reviewed and discussed with the Company’s internal auditors and independent registered public accounting firm, with and without management present, their evaluations of the Company’s internal accounting controls and the overall quality of the Company’s financial reporting;

•	reviewed and discussed with management and the independent registered public accounting firm the Company’s audited financial statements as of and for the year ended June 30, 2013;

•	discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16 of the Public Company Accounting Oversight Board; and

•
received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2013 for filing with the Securities and Exchange Commission. The Audit Committee, subject to ratification by the stockholders, has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending June 30, 2014.
The Audit Committee is governed by a written charter. The Board of Directors has determined that the members of the Audit Committee are independent and financially literate as defined by the applicable standards. The Board has also determined that I. Edgar Hendrix qualifies as a financial expert as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.
Members of the Audit Committee:
I. Edgar Hendrix, Audit Committee Chairman
Paul K. Lackey, Audit Committee Member
Tom E. Maxwell, Audit Committee Member
Jim W. Mogg, Audit Committee Member

Fees of Independent Registered Public Accounting Firm
Fees billed for audit services in fiscal 2013 and 2012 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, the audit of our internal controls, and services performed in connection with other filings with the SEC.

	Deloitte & Touche LLP
	Fiscal 2013	Fiscal 2012
Audit Services	$864,218	$850,973
Other Services	—	—
Total	$864,218	$850,973
Audit Committee Pre-Approval Policy
The Audit Committee’s policy is to pre-approve all audit, audit-related, tax and permissible non-audit services provided by the independent registered public accounting firm on a periodic basis up to a specified dollar amount in order to assure that the provision of such services does not impair the auditor’s independence.
PROPOSAL NUMBER 2:
Ratification of Selection of Independent Registered Public Accounting Firm
Pursuant to the Sarbanes-Oxley Act of 2002, the Audit Committee of the Board of Directors of the Company has been charged with the exclusive power and authority to engage or terminate the independent registered public accounting firm. The Audit Committee of the Board of Directors has engaged the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2014. Deloitte & Touche LLP has served as independent auditors for the Company since January 2006.
A proposal will be presented at the annual meeting asking the stockholders to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment.
The affirmative vote of holders of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required for the adoption of this proposal. The Board of Directors recommends that the stockholders vote “For” ratification of Deloitte & Touche LLP’s engagement.
A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting of Stockholders and will have an opportunity to make a statement, if he or she desires to do so, and to respond to appropriate questions from those attending the meeting.
EXECUTIVE OFFICER INFORMATION
Executive Officer Biographies
In addition to Mr. Hewitt, the Company’s President and Chief Executive Officer, who serves on the Board of Directors and whose biographical information is set forth under the caption, “Nominated Director Biographies,” the executive officers of the Company are:
Nancy E. Austin, age 46, has served as Vice President, Human Resources for the Company since January 2006. Mrs. Austin served as Director of Human Resources from September 2000 to January 2006. Prior to joining the Company, Mrs. Austin worked for TV Guide, Samson Resources and Villareal & Associates specializing in human resource management, employee relations, and consulting. Mrs. Austin holds a Bachelor of Science degree in Political Science from Oklahoma State University and is a certified Professional in Human Resources. She is also a member of the Society for Human Resource Management and World-at-Work.
Kevin S. Cavanah, age 49, has served as Vice President – Finance, Chief Financial Officer and Secretary for the Company since December 2010. Mr. Cavanah served as Vice President, Accounting and Financial Reporting for the Company from August 2007 to December 2010 and as Controller from April 2003 to December 2010. Prior to joining the Company, Mr. Cavanah served as an Accounting Manager for Williams Communications from 2001 to 2003 and as an Accounting Manager for The Williams Companies, Inc. from 1998 to 2001. Prior to joining The Williams Companies, Inc., Mr. Cavanah served as an Audit Manager for Ernst & Young, LLP. Mr. Cavanah has a Bachelor of Science in Business Administration

degree in Accounting from the University of Arkansas. He is a member of Financial Executives International and a board member of Owasso Community Resources.
Jack Frost, age 55, has served as Vice President – Environmental, Health and Safety since February 2012. Prior to joining Matrix, Mr. Frost served from 2010 to 2012 as Global Director of Quality, Heath, Safety, Environmental and Security (“QHSES”) for Tesco Corporation and was responsible for the development and implementation of all global strategic and tactical QHSES initiatives. Previous to Tesco, Mr. Frost was the Global Director of QHSES for Wellstream International from 2008 to 2010. Mr. Frost was the Europe-Eurasia Environmental, Health and Safety Manager for Hess Corporation from 2004 to 2008. Mr. Frost holds a Bachelor of Arts degree in Legal Studies from the University of Louisiana at Monroe. He is a Board Certified Safety Professional and holds an Associate in Risk Management designation. Mr. Frost is a member of the American Society of Safety Engineers.
Joseph F. Montalbano, age 64, has served as Vice President and Chief Operating Officer since May 2008. From 2002 to 2008, Mr. Montalbano served as Senior Vice President – Senior Project Director Energy Sector of Black & Veatch, where he was responsible for all construction projects under his direction. Prior to working at Black & Veatch, from 1972 to 2002 Mr. Montalbano served numerous project management roles with a national construction firm serving the energy sector. Mr. Montalbano holds a Bachelor of Science degree in Electrical Engineering and Masters of Science degree in Electrical Engineering from Polytechnic Institute of Brooklyn. He earned a Masters in Business Administration degree from New York Institute of Technology and is registered as a Professional Engineer in multiple states.
Matthew J. Petrizzo, age 51, has served as President, Matrix SME Inc., one of the Company's principal operating subsidiaries, since June 2008. He previously served as Vice President, Matrix SME Inc. from November 2007 to June 2008. Prior to joining the Company, Mr. Petrizzo served as a Project Director for Washington Group International from 2006 to 2007. Mr. Petrizzo also worked in various capacities for Washington Group International from 2001 to 2006 and for Washington Group legacy companies, Raytheon Engineers and Constructors from 1994 to 2001 and Ebasco Services Inc. from 1984 to 1994. Mr. Petrizzo graduated from Hofstra University with a degree in Electrical Engineering and is a Registered Professional Engineer in the state of New Jersey.
James P. Ryan, age 58, has served as President, Matrix Service Inc., one of the Company's principal operating subsidiaries, since August 2005. He previously served the Company as Chief Operating Officer from October 2004 to August 2005 and as Vice President of Matrix Service Inc. from October 1999 to October 2004. Prior to joining the Company, Mr. Ryan worked for Gibraltar Construction Company from January 1993 to September 1999 providing construction management services. Previous employers include MW Kellogg, Kiewit Industrial Company and Hoffman Construction Company. Mr. Ryan also previously provided independent consulting services to the power industry. Mr. Ryan graduated from Purdue University with a degree in Civil Engineering in 1979.
Jason W. Turner, age 42, has served as Vice President, Corporate Development and Treasurer since August of 2012. Mr. Turner served as Vice Present and Treasurer from May 2010 to August 2012. Prior to that, Mr. Turner served as Director of Finance for Matrix Service Company from March 2006 to May 2010. Prior to joining the Company, Mr. Turner served as Vice President Credit Products Officer for Bank of America. From May 1996 to February 2005, Mr. Turner held various positions with Gemstar-TV Guide including Vice President of Finance for TV Guide Networks. Prior to 1996, Mr. Turner worked for the Federal Reserve Bank and in commercial banking. Mr. Turner has a Bachelor of Science Degree in Finance from Oklahoma State University and an MBA from the University of Tulsa. Mr. Turner is a member of Financial Executives International and the National Investor Relations Institute.
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
This Compensation Discussion and Analysis explains our compensation philosophy, objectives and practices in place for our President and Chief Executive Officer (“CEO”), our Chief Financial Officer (“CFO”) and our other named executive officers (collectively, the “Named Executive Officers”) during fiscal 2013. Compensation for our Named Executive Officers is determined by the Compensation Committee of the Board of Directors (the “Committee”) and is supported by market data and advice from their independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”).
Summarized below are the highlights of key decision and actions taken regarding the compensation of our Named Executive Officers in fiscal 2013. These actions were approved by the Compensation Committee, with advice from Meridian and are consistent with our stated compensation philosophy.

•	Long-Term Incentive Redesign: The long-term incentive, or LTI, awards were redesigned for fiscal 2013 and were comprised of the following:

◦	One-third of the award consisted of service-based restricted stock units (“RSUs”). Restrictions on the RSUs lapse in four equal annual installments;

◦
One-third of the award consisted of performance units. Award recipients may receive anywhere from zero to two shares of our common stock for each performance unit on the third anniversary of the date of the award depending on the Company’s relative Total Shareholder Return in comparison to the performance of a peer group of companies.

◦
One-third of the award consisted of a cash-based long-term incentive award. The payout for the cash-based long-term incentive award will range from zero to 150% of the target payout and is based on the Company’s Average Return on Invested Capital for fiscal years 2013 and 2014.

•
Base Salaries and Target Short-Term Incentive Bonuses: Based on market data provided by Meridian indicating that the base salaries of the CEO, CFO and Chief Operating Officer (“COO”) were significantly below the median, the base salaries of these officers was raised in order to bring them closer to the median over a period of two or three years. In addition, the target bonus for the COO was increased by 15% and the target bonus for each of the other Named Executive Officers was increased by 10%.

•
Fiscal 2013 Short-Term Incentive Payout: The fiscal short-term incentive plan metrics were based on achievement of a financial goal (85%) and various safety goals (15%). Four of the Named Executive Officers received maximum payout under the safety metrics, and one Named Executive Officer received slightly below the maximum payout under the safety metrics. Four of the Named Executive Officers received threshold payout under the financial goal, and one Named Executive Officer received slightly less than target payout under the financial goal.

Compensation Philosophy and Objectives
We are focused on building and maintaining a sustainable business model that consistently delivers superior returns to our stockholders. To be successful, we must attract, retain and motivate key talent to provide the needed leadership capabilities to develop and execute our business strategy. Our compensation philosophy and approach is designed to support these objectives.
Our compensation philosophy is to provide the opportunity for outstanding compensation when superior performance is demonstrated. This pay-for-performance philosophy is reflected in each aspect of the compensation package for executive officers and other management team members. All components of compensation for executive officers and key management are reviewed periodically to ensure consistency with our compensation philosophy and to verify that the overall level of compensation is competitive. We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of short and long-term business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•	Individual Performance – In addition to company-wide, business unit and operating unit measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, annual and long-term compensation components, with the ultimate goal of aligning executive compensation with the creation of long-term stockholder value.

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Committee”). The role of the Committee is to provide oversight and direction to ensure the establishment of executive compensation programs that are competitive in nature, enable us to attract top talent, and align the interests of our executive officers and our stockholders.
The Committee is supported by our Vice President, Human Resources in the design, review and administration of our executive compensation programs. The Committee engages a third party compensation consulting firm to evaluate executive officer compensation, evaluate Company practices in relation to other companies and provide associated recommendations.

The CEO considers all relevant information and provides recommendations to the Committee regarding compensation for review, discussion and approval for all executive officers with the exception of himself. The Committee establishes CEO compensation. The Committee reviews the performance and approves the compensation of the executive officers based on the CEO’s recommendations, and then reviews the performance and establishes appropriate compensation for the CEO in executive session without the CEO present.
In implementing our compensation philosophy, the Committee also compares our CEO’s total compensation to the total compensation of the other Named Executive Officers. However, the Committee has not established a targeted level of difference between the total compensation of the CEO and the median total compensation level for the next lower tier of management. The Committee also considers internal pay equity among the other Named Executive Officers, and in relation to the next lower tier of management, in order to maintain compensation levels that are consistent with the individual contributions and responsibilities of those officers.
Committee Consideration of the 2012 Stockholder Vote on Executive Compensation

We conducted our advisory vote on executive compensation last year at our fiscal 2012 annual meeting. While this vote was not binding on us, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis as a means of expressing their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our proxy statement. The Committee values the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our Named Executive Officers, we will consider our stockholders’ concerns, and the Committee will evaluate whether any actions are necessary to address those concerns.

The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2012 annual meeting of stockholders. At this meeting, more than 94% of the votes cast on the say-on-pay proposal were in favor of our Named Executive Officers' compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the high level of support, no changes to our executive compensation policies and decisions were necessary based on last year’s voting results. The Committee intends to continue making executive compensation decisions with a focus on aligning pay with performance and promoting stockholder value.
Key Elements of Executive Compensation
The primary elements of our executive compensation program include:

•	Base Pay;

•	Annual/Short-Term Cash Incentive Compensation;

•	Long-Term Incentive Compensation;

•	Other Benefits; and

•	Change of Control Agreements.
As per the Compensation Committee policy, the Committee engaged Meridian to evaluate the mix of targeted compensation and the other types of programs that we offer. Meridian was engaged exclusively by the Committee and does not provide other services to the Company or senior management. The Committee has assessed the independence of Meridian pursuant to SEC rules and concluded that Meridian's work for the Committee does not raise any conflict of interest.

The Committee sought to evaluate the competitiveness of the compensation package offered to our executives in both form and structure. Meridian’s executive compensation practices analysis included a review of proxy information for the following companies:

Astec Industries Inc.	Mistras Group Inc.
Columbus McKinnon Corp.	MYR Group Inc.
Dresser-Rand Group Inc.	Pike Electric Corp.
Dycom Industries Inc.	Primoris Services Corporation
Emcor Group Inc.	Quanta Services Inc.
Gardner Denver Inc.	Sterling Construction Co. Inc.
Granite Construction, Inc.	Team Inc.
Hill International, Inc.	Tetra Tech Inc.
Layne Christensen Co.	Titan International Inc.
Mastec Inc.	VSE Corporation
Michael Baker Corp.	Willbros Group, Inc.
Base Pay
Base pay is the foundation of our executive compensation package. Our practice in establishing executive base pay, and that for other managers and employees, is to determine the market median or “50th percentile” among comparable companies. For fiscal 2013, this data was obtained through Meridian. Base pay is then established based on the Named Executive Officer’s responsibilities, role in the organization, level and type of work experience, and individual job performance. We expect to continue to engage a compensation consultant to review and benchmark competitive market pay data on no less than a bi-annual basis.
We utilize a market-based job evaluation system to establish and ensure equitable, competitive pay levels throughout the organization. Salary grades and ranges are established by evaluating positions based on the external market data and internal equity. All of our employees, including the Named Executive Officers, are assigned to a salary grade. Broad ranges of salary are associated with each grade.
Base pay and salary grade also play a factor in determining other short- and long-term incentive compensation awards. Short-term incentive awards are a percentage of base salary and long-term incentives are based on a Named Executive Officer’s salary grade.
Consistent with the Committee's normal practice of reviewing executive compensation, Meridian's observations and recommendations regarding the competitiveness of executive compensation were presented to the Committee at the August 2012 meeting. The Committee's decisions are discussed below:

•
John R. Hewitt - Chief Executive Officer - According to the Meridian study, Mr. Hewitt's base salary of $550,000 was approximately $105,000 below the median of the peer group. The Committee then evaluated Mr. Hewitt's performance, which was deemed excellent. Accordingly, the Committee concluded that it would be appropriate to increase his base salary to approach the median over a period of two years and, therefore, approved a $55,000 increase to his base salary effective September 1, 2012.

•
Joseph F. Montalbano - Chief Operating Officer - The Meridian study indicated that Mr. Montalbano's base salary was approximately $40,000 below the median. Mr. Hewitt recommended, based on Mr. Montalbano's performance, a salary increase of approximately $20,000. The Committee approved Mr. Hewitt's recommendation and Mr. Montalbano's salary was increased by approximately $20,000 effective September 1, 2012.

•
Kevin S. Cavanah - Chief Financial Officer - The Meridian study indicated that Mr. Cavanah's base salary was significantly below the median. Mr. Hewitt recommended, based on Mr. Cavanah's performance, a salary increase of $43,945. This increase and similar increases in fiscal 2014 and fiscal 2015 will increase Mr. Cavanah's base salary to approach the median. The Committee approved Mr. Hewitt's recommendation and Mr. Cavanah's salary was increased by $43,945 effective September 1, 2012.

•
Matthew J. Petrizzo - President Matrix SME - The Meridian study indicated that Mr. Petrizzo's base salary was slightly below the median. Based on Mr. Hewitt's recommendation, the Committee approved a salary increase of 6% for Mr. Petrizzo effective September 1, 2012.

•
James R. Ryan - President Matrix Service - The Meridian study indicated that Mr. Ryan's base salary was slightly below the median. Based on Mr. Hewitt's recommendation, the Committee approved a salary increase of 6% for Mr. Ryan effective September 1, 2012.

Annual/Short-Term Incentive Compensation
Our annual/short-term incentive compensation plan is designed to offer the opportunity for substantial annual cash incentive awards for delivering outstanding performance. Rewards under our short-term incentive compensation plan are based on overall company, business unit and individual performance, as compared to pre-established objectives that are tied to enhancement of stockholder value. Our short-term incentive compensation objectives are designed to:

•	support and drive performance toward achieving our strategic objectives;

•	emphasize overall company and business unit performance in the structuring of reward opportunities;

•	motivate and reward superior performance; and

•	provide incentive compensation opportunities that are competitive with the industry.
The base calculation of incentives is generally tied to objective measures for financial and safety performance. Incentives for executive officers below the CEO are recommended by the CEO and reviewed and approved by the Committee, which is free to reject or revise the CEO’s recommendations. Incentive compensation payments to the CEO are determined solely by the Committee in executive session, without the CEO present.
For fiscal year 2013, management proposed, and the Committee approved at the August 2012 meeting the following key provisions of our annual/short-term incentive compensation plan:

•
The incentive pool would fund at a rate of 15% of operating income with no incentives being paid unless the Company achieved 50% of budgeted pre-incentive operating income. If 50% of budgeted pre-incentive income is not achieved, no incentive payments are made.

•	Incentives would continue to be weighted at 85% for financial performance and 15% for safety performance.

•
Safety incentives would be paid based on our Total Recordable Incident Rate ("TRIR") and participation in the Company's safety culture program. Financial incentives would be based on post-incentive operating income. Incentives would continue to be calculated separately for personnel within the two principal operating companies (Matrix Service and Matrix SME).

•	Once the Committee approved the incentive metrics, Threshold, Budget, Target and Maximum levels of performance were defined.

•
Target short-term incentives for fiscal 2013 were established for each of the Named Executive Officers. Based on market data provided by Meridian, the Committee approved the following target short-term incentives:

◦	The target short-term incentive opportunity for Mr. Hewitt was increased from 75% to 85% of his base salary;

◦	The target short-term incentive opportunity for Mr. Montalbano was increased from 50% to 65% of his base salary; and

◦	The target short-term incentive opportunity for Messrs. Cavanah, Ryan and Petrizzo was increased from 50% to 60% of their respective base salaries.

Incentive targets for the Named Executive Officers are as follows:

•
Safety performance targets were established based on our TRIR and participation in the company-wide EAZI Way safety culture rollout. The EAZI Way safety culture rollout is an initiative aimed at eliminating workplace accidents and achieving our goal of zero incidents. Incentives for Mr. Hewitt, Mr. Montalbano, and Mr. Cavanah, were tied to our consolidated safety metrics. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the safety metrics of their respective operating companies. The specific criteria were as follows:

	Threshold	Target	Maximum
TRIR	1.20	0.95	0.70
Safety culture participation	75.0%	85.0%	95.0%

•
Financial incentives for Mr. Hewitt, Mr. Montalbano, and Mr. Cavanah, were tied to our consolidated pre-incentive operating income. The specific consolidated pre-incentive operating income criteria were as follows: Threshold - $39.7 million, Target - $59.5 million, Maximum - $76.0 million. Incentives for Mr. Ryan and Mr. Petrizzo were tied to the operating income of their respective operating companies.

The Committee evaluated actual results in each category against the safety and performance goals:

Safety: In fiscal 2013, we achieved a TRIR of 0.61 and EAZI Way participation of 98%, representing maximum performance under both of our safety measures.
Financial: In fiscal 2013, we achieved pre-tax, pre-incentive operating income of $43.8 million, representing performance between the threshold and target financial measures.

•
Performance measures established shortly after the beginning of the fiscal year do not include the impact of any acquisitions, positive or negative, completed within the fiscal year. However, it is anticipated that the Committee would evaluate any acquisitions which may be completed during the fiscal year on a case-by-case basis to determine their impact on the plan and adjust performance measures appropriately.

Actual incentive payouts for fiscal 2013 to the Named Executive Officers were approved by the Committee at the September 2013 Compensation Committee Meeting and are as follows:

•
John R. Hewitt - Mr. Hewitt's short term incentive compensation bonus totaled $392,773, or 65.9% of his pro-rated salary in fiscal 2013. Mr. Hewitt's bonus was based on maximum safety performance and financial performance at slightly over threshold.

•
Joseph F. Montalbano - Mr. Montalbano's short term incentive compensation bonus totaled $191,857, or 46.0% of his pro-rated salary in fiscal 2013. Mr. Montalbano's bonus was based on maximum safety performance and financial performance at slightly over threshold.

•
Kevin S. Cavanah - Mr. Cavanah's short term incentive compensation bonus totaled $125,398, or 42.5% of his pro-rated salary in fiscal 2013. Mr. Cavanah's bonus was based on maximum safety performance and financial performance at slightly over threshold.

•
Matthew J. Petrizzo - Mr. Petrizzo's short term incentive compensation bonus totaled $155,812, or 48.8% of his pro-rated salary in fiscal 2013. Mr. Petrizzo's bonus was based on safety performance between the target and maximum levels and financial performance between the threshold and target levels for his operating company.

•
James R. Ryan - Mr. Ryan's short term incentive compensation bonus totaled $124,255, or 37.9% of his pro-rated salary in fiscal 2013. Mr. Ryan's bonus was based on maximum safety performance and threshold financial performance for his operating company.

In addition to the bonuses paid under the fiscal 2013 Annual/Short-Term Incentive Compensation Plan described above, Mr. Hewitt recommended, and the Committee approved a separate discretionary bonus of $29,133 for Mr. Cavanah for his extraordinary efforts in fiscal 2013.
The Annual/Short-Term Incentive Compensation Plan is reviewed and evaluated periodically to ensure that it meets our objectives and may be modified, discontinued or replaced based on our changing objectives and requirements.
Long-Term Incentive Compensation
The purpose for providing long-term incentive compensation to executive officers is to tie executive rewards directly to the enhancement of long-term stockholder value and Company profitability. Offering the opportunity for executive officers and other key members of management to earn an ownership position in the Company along with a long-term cash incentive enables us to remain competitive and attract, retain and motivate top executive and management talent. We believe that long-term incentive awards help to create and maintain a long-term perspective among executive officers and provides a direct link to our long-term growth and profitability. However, we also understand that equity awards create dilution in our earnings per share and therefore, believe that a portion of our long-term incentive compensation should be in the form of cash.
The Committee believes that a combination of RSUs and performance units are the most appropriate forms of equity awards to achieve our stated objectives. RSUs strongly and directly link management and stockholder interests. As a full value award, RSUs are less dilutive to stockholders than stock options, since we are able to issue fewer shares in order to attain the desired level of equity compensation for our executive officers and managers. Under our new long-term incentive program first implemented for fiscal 2013, RSU awards are granted on an annual basis and are solely service-based. Service-based shares are an excellent tool to promote executive officer/management retention. Under our new long-term incentive program, we also issue performance units with performance criteria that link the equity reward to achievement of stockholder value. In addition, the Committee added long-term cash incentives as a component of our long-term incentive program, which also include performance incentives tied to achievement of important strategic goals. Specific, individual grants vary by level/role in the organization. The amount of each award corresponds to the respective salary grade for each executive officer and manager.

As discussed above, the Committee engaged Meridian to review all aspects of executive compensation, including the amount and manner of long-term compensation. Meridian's study indicated the following:

•
It is becoming increasingly common for companies to include long-term performance goals as a part of the overall long-term incentive mix, resulting in the increased use of performance units and decreased use of stock option awards.

•	Most companies utilize two to three equity vehicles to focus executives on long-term objectives. Performance-based incentives normally represent approximately 50% of the grant.

•
Most companies use one or two performance metrics, with Total Shareholder Return being most utilized. It is also common to incorporate an element of long-term profitability through the use of a return based metric.

Based for the Meridian study, trends of our peer companies, compensation objectives of retention and value creation, and the objective of conserving shares available for grant under our equity incentive plan and reducing earnings dilution, the Committee approved the following structure for the fiscal 2013 long-term incentive grant.

•	One third of the grant consists of service-based RSUs. Vesting will occur evenly over a four-year period beginning on the first anniversary of the grant.

•
One third of the grant is in the form of performance units. The performance units cliff vest on the third anniversary of the grant. The shares of Company common stock received can vary from zero to two for each performance unit based on the relative Total Shareholder Return of the Company's common stock when compared to the Total Shareholder return of a group of peer companies over the vesting period. The potential award levels are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
The peer group is as follows:

Chicago Bridge and Iron Company, N.V.	MYR Group Inc.
EMCOR Group, Inc.	Pike Electric Corporation
Flour Corporation	Primoris Services Corporation
Foster Wheeler AG	Quanta Services, Inc.
Furmanite Corp.	TEAM, Inc.
Jacobs Engineering Group Inc.	URS Corporation
KBR, Inc.	Willbros Group, Inc.
MasTec, Inc.

•
The remaining one-third of the grant was a performance-based award paid in the form of cash. The award cliff vests after two years and is based on the average Return on Invested Capital ("ROIC") achieved by the Company over fiscal years 2013 and 2014. The threshold ROIC goal is 14%, the target ROIC goal is 16% and the maximum ROIC goa1 is 18%. At these performance levels, the payouts would be 50%, 100% and 150% of the target award.

Long-term incentive awards are reviewed and evaluated periodically to ensure that they meet our objectives and may be modified, discontinued or replaced based on the changing objectives and requirements of the Company.
Grants made during fiscal 2013 to our Named Executive Officers are shown in the Grants of Plan-Based Awards table.

Perquisites and Other Benefits
Our executive officers do not receive significant compensation in the form of perquisites or supplemental benefits. In general, our executive officers are eligible to participate in the same retirement and health and welfare plans as all of our other eligible employees. We offer the following benefits to executive officers.

•
We sponsor a 401(k) Savings Plan which allows executive officers, and other employees, to contribute up to 25% of their salary (up to the annual IRS maximum). The Company’s Safe Harbor Matching Contribution is a 100% matching contribution on salary deferrals up to the first 3% of compensation and 50% on the next 2% of salary deferrals. All matching contributions are 100% vested. Executive officers participate and receive benefits under the plan in the same manner as all other eligible participants. We do not sponsor or maintain any other pension, deferred compensation or other supplemental retirement plans for executive officers.

•
In addition to the group term life policy offered to all eligible employees, we provide additional life insurance to our executive officers, at no cost to the officer. Specifically, the Company provides a $500,000 term life insurance policy for the CEO and an provides additional corporate term life insurance policy to the CEO, COO and CFO of $600,000 and all other executive officers of $400,000.

In addition to the company-provided life insurance policies described above, all executive officers, along with other eligible employees and managers, have the option to purchase supplemental life insurance for themselves, their spouses and dependents.
Change of Control/Severance Agreements
We have entered into Change of Control/Severance Agreements with each of our Named Executive Officers. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent. For further details regarding our Change of Control/Severance Agreements, see the discussion under the caption “Potential Payments Upon Termination or Change of Control.”

Clawback Policy
Consistent with the principles of responsible oversight, the Company’s Board of Directors has adopted a clawback policy, and the Company’s equity award agreements also include a clawback provision. The clawback policy provides that, to the extent permitted by law, if the Board of Directors, with the recommendation of the Committee, determines that:

•
any bonus, equity award, equity equivalent award or other incentive compensation has been awarded or received by an executive officer, and such compensation was based on the achievement of any financial results that were subsequently the subject of any material restatement of our financial statements filed with the SEC;

•	the executive officer engaged in grossly negligent or intentional misconduct that caused or substantially caused the material restatement; and

•	the amount of the compensation would have been less had the financial statements been correct, we will seek to recover from the executive officer such compensation, in whole or in part, as we deem appropriate under the circumstances. The Board of Directors has sole discretion in determining whether an officer’s conduct has or has not met any particular standard of conduct under law or Company policy.
Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, which was signed into law on July 21, 2010, the SEC was directed to issue rules requiring the national securities exchanges to amend their listing standards to require listed companies to adopt mandatory clawback policies. The Company anticipates that it will modify its clawback policy to conform to the requirements of any such rules or listing requirements upon their adoption.
Policy on Hedging and Pledging of Company Securities

Hedging transactions may permit a director, officer or employee to continue to own our securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as our other stockholders. Our Insider Trading Policy specifically prohibits our directors, Named Executive Officers and other employees from engaging in any hedging activities with respect to our securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material non-public information or otherwise is not permitted to trade in the Company’s securities, our Insider Trading Policy prohibits directors, Named Executive Officers and other employees from holding our securities in a margin account or otherwise pledging our securities.
Compensation Program as it Relates to Risk
We have reviewed our compensation policies and practices for both executives and non-executives as they relate to risk and have determined that they are not reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, we considered the various elements of our compensation program that are designed to help mitigate excessive risk taking, including:

•
Components of Compensation: We use a mix of compensation elements including base salary, short-term incentives and long-term incentives to avoid placing too much emphasis on any one component of compensation.

•	Short-term Incentive: Our short-term incentive compensation plan does not allow for unlimited payouts. Short-term incentive payments cannot exceed 150% of target levels.

•
Long-term Incentive Awards: Our long-term incentive awards drive a long-term perspective and vest over a period of two or four years. Our performance-based long-term incentive awards are capped and cannot exceed 200% of target levels.

•	Committee Oversight: The Committee reviews and administers all awards under short- and long-term incentive plans.

•	Performance Measures: Our performance goal setting process is aligned with our business strategy and the interests of our stockholders.

•
Clawback Policy: We have the ability to recover any excess incentive-based compensation awarded to any of our executive officers as a result of an accounting restatement due to material non-compliance with the reporting requirements under federal securities laws.

•
Stock Ownership Guidelines: Our stock ownership guidelines require our senior management to maintain a significant portion of their personal wealth in our common stock for the duration of their employment with our Company.

Our compensation program is designed to motivate our Named Executive Officers and other Company officers to achieve business objectives that generate strong stockholder returns and to encourage ethical behaviors.
Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to, and belief in, the Company’s long-term profitability. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders. Accordingly, each officer is expected to maintain a significant investment in the Company through the ownership of our common stock. See the discussion under the caption “Equity Ownership Guidelines” for a description of our guidelines.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Paul K. Lackey, Compensation Committee Chairman
I. Edgar Hendrix, Compensation Committee Member
Tom E. Maxwell, Compensation Committee Member
Jim W. Mogg, Compensation Committee Member

EXECUTIVE OFFICER COMPENSATION
The following tables set forth certain information regarding compensation of the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three other most highly compensated executive officers who were serving as executive officers at the end of fiscal 2013, based on total compensation earned during fiscal 2013, for services in all capacities to the Company and its subsidiaries. Each of the executive officers listed below are referred to collectively as the Named Executive Officers, or “NEOs”.
Summary Compensation Table
In the periods presented, the Company experienced the following personnel changes regarding our NEOs:

•	On December 6, 2010, Kevin S. Cavanah was promoted to serve as Chief Financial Officer. Mr. Cavanah had previously served as Vice President, Accounting and Financial Reporting.

•	On May 4, 2011, John R. Hewitt began serving as President and Chief Executive Officer.
The following table sets forth information with respect to the total compensation of the Named Executive Officers in fiscal 2013, 2012, and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
John R. Hewitt	2013	593,365	—		685,364	—	392,773	—	14,077	(3)	1,685,579
Chief Executive Officer	2012	527,307	—		885,649	—	80,000	—	181,782	(4)	1,674,738
	2011	63,462	50,000	(5)	516,000	—	56,001	—	50,367	(6)	735,830

Joseph F. Montalbano	2013	415,821	—		303,573	—	191,857	—	15,784	(3)	927,035
Chief Operating Officer	2012	381,570	—		207,764	118,137	43,129	—	16,661	(3)	767,261
	2011	350,000	—		330,560	—	175,346	—	13,809	(3)	869,715

Kevin S. Cavanah	2013	293,149	29,133		249,167	—	125,398	—	12,276	(3)	709,123
Chief Financial Officer	2012	249,823	—		166,310	94,566	28,200	—	14,048	(3)	552,947
	2011	213,896	—		245,410	—	100,250	—	9,587	(3)	569,143

Matthew J. Petrizzo	2013	318,402	—		236,981	—	155,812	—	12,105	(3)	723,300
President—Matrix SME	2012	295,705	—		153,972	87,550	33,358	—	12,671	(3)	583,256
	2011	275,788	—		258,250	—	109,167	—	10,915	(3)	654,120

James P. Ryan	2013	327,179	—		249,167	—	124,255	—	11,481	(3)	712,082
President—Matrix Service	2012	309,074	—		167,297	95,127	67,755	—	13,112	(3)	652,365
	2011	303,300	—		227,260	—	98,156	—	11,907	(3)	640,623

(1)
The amounts shown represent the grant date fair value for awards granted during the period determined in accordance with ASC718 – Compensation – Stock Compensation. A portion of the awards that were granted in fiscal 2013 are subject to certain market conditions; accordingly, the grant date fair value of these awards is based upon the probable outcome of those conditions. Amounts have not been adjusted for expected forfeitures. For further information on the assumptions used in the valuation of these awards see Note 1 and Note 10 included in the Notes to Consolidated Financial Statements included in our fiscal 2013 Annual Report on Form 10-K.

(2)
Represents amounts payable to Named Executive Officers under the annual/short-term incentive compensation plan for the applicable fiscal year performance. The Company agreed to credit Mr. Hewitt with three months of service for the purpose of determining the prorated amount earned under the short-term incentive compensation plan in fiscal 2011 upon his hire on May 4, 2011.

(3)
Represents amounts paid by us on behalf of the Named Executive Officer for life insurance and disability premiums and matching contributions to the Named Executive Officer’s account in our qualified 401(k) plan.

(4)	Represents amounts paid by us on behalf of Mr. Hewitt for life and disability insurance, matching contributions to Mr. Hewitt’s 401(k) account, and moving expenses totaling $166,139.

(5)	Amount shown represents a sign-on bonus paid to Mr. Hewitt upon initial employment with us.

(6)	Represents amount paid by us on behalf of Mr. Hewitt for life and disability insurance as well as moving expenses totaling $50,309.

Grants of Plan-Based Awards During Fiscal 2013
The following table sets forth information with respect to grants of plan-based awards in fiscal 2013 to the Named Executive Officers:

			Estimated Possible Payouts Under Non-equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Awards ($) (4)
Name	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)		Threshold (#)	Target (#)	Maximum (#)
John R. Hewitt	8/28/2012		336,646	506,459	676,272	(1)	—	—	—	—	—	—	—
	11/15/2012		168,250	336,500	504,750	(5)	—	—	—	—	—	—	—
	11/15/2012	11/16/2012	—	—	—		7,958	31,833	63,666	31,833	—	—	685,364
Joseph F. Montalbano	8/28/2012		135,434	270,867	406,301	(1)	—	—	—	—	—	—	—
	11/15/2012		74,517	149,033	223,550	(5)	—	—	—	—	—	—	—
	11/15/2012	11/16/2012	—	—	—		3,525	14,100	28,200	14,100	—	—	303,573
Kevin S. Cavanah	8/28/2012		88,536	177,073	265,609	(1)	—	—	—	—	—	—	—
	11/15/2012		61,167	122,333	183,500	(5)	—	—	—	—	—	—	—
	11/15/2012	11/16/2012	—	—	—		2,893	11,573	23,146	11,573	—	—	249,167
Matthew J. Petrizzo	8/28/2012		95,766	191,533	287,299	(1)	—	—	—	—	—	—	—
	11/15/2012		58,167	116,333	174,500	(5)	—	—	—	—	—	—	—
	11/15/2012	11/16/2012	—	—	—		2,752	11,007	22,014	11,007	—	—	236,981
James P. Ryan	8/28/2012		98,406	196,812	295,218	(1)	—	—	—	—	—	—	—
	11/15/2012		61,167	122,333	183,500	(5)	—	—	—	—	—	—	—
	11/15/2012	11/16/2012	—	—	—		2,893	11,573	23,146	11,573	—	—	249,167

(1)
The amounts shown are the cash incentive compensation award potential for each Named Executive Officer under our annual/short-term incentive compensation plan described under the caption "Compensation Discussion and Analysis". Actual payouts to the Named Executive Officers for the applicable fiscal year are reported in the Summary Compensation Table as “Non-Equity Incentive Plan Compensation”.

(2)
Represents the number of shares which may be issued pursuant to fiscal 2013 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. The number of shares of common stock received upon vesting of the performance units will range between 0% and 200% of the number of performance units awarded as determined by the three year Total Shareholder Return on the Company's common stock when compared to the Total Shareholder Return on the common stock of a group of peer companies selected by the Compensation Committee of the Board of Directors. The fiscal 2013 performance unit awards are described under the caption "Compensation Discussion and Analysis".

(3)
Amounts shown represent restricted stock units granted to the Named Executive Officers in fiscal 2013 that vest based on the passage of time. The awards vest in four equal annual installments beginning one year after the grant date.

(4)
Amounts shown are calculated based upon the grant date fair value calculated in accordance with ASC718 – Compensation—Stock Compensation. The grant date fair value of the service-based restricted stock units is calculated by multiplying the number of restricted stock units awarded by the closing stock price on the date of grant. The grant date fair value of the performance units is calculated using a Monte Carlo model. The model estimated the fair value of the award based on approximately 100,000 simulations of the future prices of the Company's common stock compared to the future prices of its peer companies based on historical volatilities. The model also took into account the expected dividends over the performance period. See Notes 1 and 10 of the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2013 Annual Report on Form 10-K for a full discussion of the Company’s stock based compensation accounting policies.

(5)
The amounts shown represent the potential cash awards for each Named Executive Officer under the cash portion of our fiscal 2013 long-term incentive award described under the caption "Compensation Discussion and Analysis". The actual cash payout can range from 0% to 150% of the target payout and is based on average Return on Invested Capital for fiscal 2013 and fiscal 2014.

Outstanding Equity Awards at Fiscal Year-End for 2013
The following table sets forth certain information with respect to outstanding equity awards held by the Named Executive Officers as of June 30, 2013:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)

John R. Hewitt	—	—	—	—	122,057	1,901,648	47,750	743,945
Joseph P. Montalbano	—	21,050	10.19	11/17/2021	53,887	839,559	21,150	329,517
Kevin S. Cavanah	8,000	—	5.49	8/17/2015	39,410	614,008	17,360	270,469
	4,000	—	8.93	10/21/2015
	—	16,850	10.19	11/17/2021
Matthew P. Petrizzo	—	15,600	10.19	11/17/2021	41,307	643,563	16,511	257,241
James P. Ryan	19,700	—	4.60	10/26/2014	40,685	633,872	17,360	270,469
	7,500	—	8.93	10/21/2015
	—	16,950	10.19	11/17/2021

(1)	These options were granted on November 17, 2011 and cliff vest on November 17, 2014.

(2)	Based on the closing price of our common stock on June 28, 2013 of $15.58.

The stock awards vest according to the following schedule:

	Number of Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Shares	Vest Date	Shares		Vest Date
John R. Hewitt	7,959	11/16/2013	47,750	(1)	11/16/2015
	22,076	11/17/2013
	8,000	5/4/2014
	7,958	11/16/2014
	22,074	11/17/2014
	8,000	5/4/2015
	7,958	11/16/2015
	22,074	11/17/2015
	8,000	5/4/2016
	7,958	11/16/2016
Joseph F. Montalbano	2,400	10/23/2013	21,150	(1)	11/16/2015
	3,525	11/16/2013
	5,263	11/17/2013
	6,400	12/2/2013
	2,400	10/23/2014
	3,525	11/16/2014
	5,262	11/17/2014
	6,400	12/2/2014
	3,525	11/16/2016
	5,262	11/17/2015
	6,400	12/2/2015
	3,525	11/16/2015
Kevin S. Cavanah	500	10/21/2013	17,360	(1)	11/16/2015
	450	10/23/2013
	2,894	11/16/2013
	4,213	11/17/2013
	4,600	12/6/2013
	450	10/23/2014
	2,893	11/16/2014
	4,212	11/17/2014
	4,600	12/6/2014
	2,893	11/16/2015
	4,212	11/17/2015
	4,600	12/6/2015
	2,893	11/16/2016
Matthew J. Petrizzo	1,800	10/23/2013	16,511	(1)	11/16/2015
	2,752	11/16/2013
	3,900	11/17/2013
	5,000	12/2/2013
	1,800	10/23/2014
	2,752	11/16/2014
	3,900	11/17/2014
	5,000	12/2/2014
	2,752	11/16/2015
	3,900	11/17/2015
	5,000	12/2/2015
	2,751	11/16/2016
James P. Ryan	1,600	10/23/2013	17,360	(1)	11/16/2015
	2,894	11/16/2013
	4,238	11/17/2013
	4,400	12/2/2013
	1,600	10/23/2014
	2,893	11/16/2014
	4,237	11/17/2014
	4,400	12/2/2014
	2,893	11/16/2015
	4,237	11/17/2015
	4,400	12/2/2015
	2,893	11/16/2016

(1)
Represents fiscal 2013 performance unit awards to the Named Executive Officers that cliff vest three years after the grant date. If threshold performance is achieved, the performance units are converted to the Company's common stock upon vesting. The number of shares of common stock received for each performance unit will vary from zero to two based on the Total Shareholder Return on the Company's common stock when compared to Total Shareholder Return on common stock of peer companies selected by the Compensation Committee of the Board of Directors. The Total Shareholder Return Goals are as follows:

Shareholder Return Goal	Total Shareholder Return	Shares of Common Stock for Each Performance Unit
Threshold	25th percentile of Peer Group	0.25
Above Threshold	35th percentile of Peer Group	0.50
Target	50th percentile of Peer Group	1.00
Above Target	75th percentile of Peer Group	1.50
Maximum	90th percentile of Peer Group	2.00
Shares awarded for Total Shareholder Return between the established levels will be calculated on a pro-rata basis. Our relative Total Shareholder Return for fiscal 2013, which represents one-third of the performance period, is between the Target and Above Target performance levels. Therefore, the amounts shown above are at the Above Target performance level.
Option Exercises and Stock Vested During Fiscal 2013
The following table sets forth information with respect to the value realized by our Named Executive Officers upon the exercise of stock options and the vesting of restricted stock units in fiscal 2013.

	Fiscal 2013
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

John R. Hewitt	—	—	30,076	352,931
Joseph F. Montalbano	—	—	27,953	322,848
Kevin S. Cavanah	13,000	71,470	14,745	155,874
Matthew J. Petrizzo	—	—	20,158	212,685
James P. Ryan	10,000	82,658	17,734	186,874

(1)
The value realized is the difference between the option exercise price and the sales price of the common stock on the date of exercise, multiplied by the number of shares for which the options were exercised.

(2)	The value realized is the closing sales price of the common stock on the vesting date, multiplied by the number of shares for which the restrictions lapsed.
Potential Payments Upon Termination or Change of Control
We have entered into Change of Control/Severance Agreements with Mr. Hewitt, Mr. Cavanah, Mr. Montalbano, Mr. Petrizzo and Mr. Ryan. These agreements are designed to promote stability, continuity and focus for key members of leadership during periods of uncertainty that may be created by change of control situations. Additionally, the use of such agreements is a competitive practice that enhances our ability to attract and retain leadership talent.
Under these agreements, payment of benefits may occur under two circumstances:

•
If we experience a “Change of Control” and the executive suffers an “Adverse Event” or is terminated without “Cause,” either on the date of the Change of Control or within 24 months following the Change of Control date; or

•	The executive is terminated from employment at any time for reasons other than Cause.
“Change of Control” means (i) a “change in ownership” of the Company of greater than 50% of the outstanding voting stock of the Company within a six month period; (ii) a “change in the effective control” of the Company as determined by a change of greater than 35% of the outstanding voting stock of the Company by a person or persons acting as a group within a twelve month period; or (iii) a “change in the ownership” of a substantial portion of the assets of the Company as these terms are defined under Internal Revenue Code § 409A(a)(2)(A)(v) and Treasury Regulations § 1.409A-3(g)(5) or other then existing and applicable Treasury Regulations promulgated under Code § 409A that define the terms “change of control” for deferred compensation arrangements.

“Cause” means, with reference to a severance event, that the executive has been severed from employment with the Company because of the executive’s theft of Company property, embezzlement or dishonesty that results in harm to the Company; continued gross or willful neglect of his or her job responsibilities after receiving written warnings regarding such neglect from the Company; conviction of a felony or pleading nolo contendere to a felony charged under state or federal law; or willful violation of Company policy. A determination by the Company’s Board of Directors that an event constituting “Cause” under this Agreement has occurred is binding upon the Company and the executive.

“Adverse Event” means that the executive has experienced an event that has a material adverse impact on the executive’s job position, responsibilities, duties, authorities, compensation or opportunities within the Company. An Adverse Event shall be considered “material” when: (i) the executive experiences any reduction in base salary; (ii) the executive experiences a reduction in salary range or opportunity for increases in salary; (iii) the executive experiences a reduction in incentive compensation range or opportunity; (iv) there is a material reduction in the executive’s executive benefits or perquisites; (v) the executive is reassigned to a position or role with a lower salary range, salary opportunity, incentive range or incentive opportunity; or (vi) the executive experiences a material reduction in responsibilities.
In the event payment of benefits is triggered under these agreements, the executive officer will be paid in the manner outlined below. All benefits paid under these agreements are conditioned upon the executive executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date is considered an absolute forfeiture of the severance benefit. In the event an executive officer is terminated for Cause, all benefits and payments under the agreement are forfeited.

In the event an executive suffers an Adverse Event within 24 months of a Change of Control, benefits are paid as follows:

•
Mr. Hewitt, Mr. Cavanah and Mr. Montalbano – Paid an amount equal to two years of base salary plus the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

•
Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the average annual bonus compensation paid to the executive in the previous three calendar years. All forms of equity benefits vest and restrictions on such benefits lapse immediately.

In the event an executive is terminated from employment for reasons other than Cause, benefits are paid as follows:

•	Mr. Hewitt – Paid an amount equal to one year of base salary plus bonus compensation in an amount equal to 75% of base salary.

•
Mr. Cavanah, Mr. Montalbano, Mr. Ryan and Mr. Petrizzo – Paid an amount equal to one year of base salary plus the lesser of the average annual bonus compensation paid to the executive in the previous three years or the number of full fiscal years the executive has been employed in the position.

We have also entered into Change of Control Agreements with other executive officers and key members of management. These agreements are designed to promote stability, continuity and focus for key personnel during periods of uncertainty that may be created by potential change of control situations. We seek to offer some security and protection when asking officers and managers to remain engaged through uncertain times.
Under these agreements, payment of benefits occurs in the event of a Change of Control and the executive officer/manager has suffered an Adverse Event or been terminated from employment for reason other than Cause, either on the date of the Change of Control or within six months of the Change of Control date. There is no general severance clause in these agreements.
In the event payment of benefits is triggered under these agreements, the executive officer/manager will be paid an amount equal to one year of base salary. In addition, all equity awards immediately vest and all restrictions on such benefits lapse. All benefits paid under these agreements are conditional upon the executive officer/manager executing a non-interference, non-solicitation, waiver and release of claims and confidentiality agreement in a form satisfactory to us. Failure to execute such an agreement prior to the payment date will be considered an absolute forfeiture of the severance benefit. In the event an executive officer/manager is terminated for Cause, all benefits and payments under the agreement are forfeited.
Benefits will be paid in the calendar year the event occurs and, generally, within thirty days of the date of the event. In no case shall the payment of the severance benefits be paid later than March 15 following the calendar year in which the event occurred.
The following table shows potential payments to our Named Executive Officers under existing contracts, agreements, plans or arrangements, whether written or unwritten for various scenarios involving a termination of each of such Named Executive Officers, assuming a June 30, 2013 termination date and, where applicable, using the closing price of our common stock on June 28, 2013 of $15.58. These amounts are estimates only. The actual amounts to be paid out can only be determined at the time of such executive officer’s separation from us.

Except for certain terminations which entitle a Named Executive Officer to severance payments under the agreements described above, and except for the acceleration of vesting of equity awards upon retirement, death or disability to which a Named Executive Officer may be entitled under his respective stock option or restricted stock unit award agreements, there are no agreements, arrangements or plans that entitle the Named Executive Officers to severance, perquisites or other enhanced benefits upon their termination of employment. Any agreement to provide such other payments or benefits to a terminating executive would be at the discretion of the Compensation Committee.

	Change of Control with Adverse Event or Termination				Termination by the Company at any Time for Reasons Other than Cause				Voluntary Termination	Retirement	Death, Disability or Change of Control (No Adverse Event)
Name	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (2)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($) (4)	Salary Severance ($) (1)	Non-Equity Incentive Plan Severance ($) (5)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($) (4)	No Contractual Benefits	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($)(6)	Value of Stock Options That Would Vest ($) (3)	Value of RSUs, Performance Units and LTI Awards for Which Restrictions Would Lapse ($) (4)	Maximum Potential Payments
John R. Hewitt	1,210,000	236,387	—	2,734,106	605,000	453,750	—	—	—	678,959	—	2,734,106	4,180,493
Joseph F. Montalbano	840,106	136,777	113,460	1,208,270	420,053	136,777	—	—	—	509,028	113,460	1,208,270	2,298,613
Kevin S. Cavanah	604,890	91,366	90,822	916,648	302,445	91,366	—	—	—	347,713	90,822	916,648	1,703,726
Matthew J. Petrizzo	322,261	99,446	84,084	931,385	322,261	99,446	—	—	—	395,256	84,084	931,385	1,437,176
James P. Ryan	331,144	96,722	91,361	936,513	331,144	96,722	—	—	—	366,409	91,361	936,513	1,455,740

(1)	Represents payment of one or two years of base salary for the event specified based on base salary as of June 30, 2013.

(2)
Represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the lesser of the previous three years or the number of full fiscal years the executive has been employed in the position.

(3)
Represents the value the Named Executive Officer would realize for the vesting of all nonvested stock options for the specified event. The value is the difference between the option exercise price and the market price of the common stock as of the close of business on June 28, 2013, multiplied by the number of nonvested stock options at June 30, 2013.

(4)
Represents the value the Named Executive Officer would realize upon the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the specified event. The value shown is the number of unvested RSUs and performance units, assuming a target performance level, at June 30, 2013 multiplied by the market price of common stock at the close of business on June 28, 2013 plus the value of the cash LTI awards, which are also assumed to vest based on the target level of performance.

(5)
Represents 75% of annual salary for Mr. Hewitt. For Mr. Montalbano, Mr. Cavanah, Mr. Petrizzo and Mr. Ryan, the amount represents payment of non-equity incentive severance for the event specified based on the average annual bonus compensation paid to the executive in the three preceeding calendar years.

(6)
Represents the value the Named Executive Officer would realize for the lapsing of restrictions on RSUs, performance units and cash LTI awards due to the Named Executive Officer’s retirement. The value shown is the number of unvested RSUs at June 30, 2013 for which restrictions would lapse at retirement multiplied by the market price of common stock at the close of business on June 28, 2013. Restrictions lapse on performance units and cash LTI awards upon retirement on a pro rata basis based on the number of full and partial months served in the applicable performance period. The performance units and cash LTI awards are assumed to vest at the target level of performance.

PROPOSAL NUMBER 3: Advisory Vote to Approve Named Executive Officer Compensation
Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are seeking an advisory vote from our stockholders to approve our Named Executive Officer compensation, as set forth below.
We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under the caption “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion accompanying the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this proxy statement.
As discussed under the heading “Compensation Discussion and Analysis,” our executive compensation and benefit programs are designed to attract, motivate and retain a talented management team and to appropriately reward individual contributions to the achievement of our strategic goals. The Board of Directors believes this approach establishes a solid alignment of our executives’ and stockholders’ interests.
We use the following principles in the design and administration of our executive compensation program:

•
Competitiveness – Our compensation programs are designed to ensure we can attract, motivate and retain the talent needed to lead and grow the business. Targets for base salary, short-term and long-term compensation are generally based on median (50th percentile) market levels.

•
Support Business Objectives, Strategy and Values – Ultimately our compensation program is designed to drive the achievement of annual business objectives, support the creation of long-term value for our stockholders, and promote and encourage behavior consistent with our core values and guiding principles.

•
Pay for Performance – While we establish target pay levels at or near the median or 50th percentile market levels for target level performance, our plans provide the opportunity for significantly greater rewards for outstanding performance. At the same time, performance that does not meet expectations is not rewarded.

•
Individual Performance – In addition to objective company-wide, business unit and operating unit financial measures, our programs emphasize individual performance and the achievement of personal objectives.

•
Integrated Approach – We look at compensation in total and strive to achieve an appropriate balance of immediate, short-term and long-term compensation components, with the ultimate goal of aligning executive compensation with long-term stockholder value.

Approval of this advisory vote requires the affirmative vote of the majority of shares present in person or by proxy at the Annual Meeting and entitled to vote for the adoption of this proposal. The Board of Directors recommends a vote “For” the approval of the compensation of our Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.
The Board of Directors welcomes our stockholders’ views on this subject, and will carefully consider the outcome of this vote. However, as an advisory vote, the outcome is not binding on us or the Board.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review, Approval or Ratification of Transactions with Related Persons
The Company’s Corporate Governance Guidelines, which are available on the Corporate Governance page in the Investor Relations section of our website, matrixservicecompany.com, provide that the Company shall conduct an appropriate review of all transactions with related persons for potential conflict of interest situations on an ongoing basis, and all such transactions shall be approved by the Audit Committee or another independent body of the Board. The Corporate Governance Guidelines further provide that the term “transactions with related persons” refers to all transactions which are required to be disclosed pursuant to Item 404 of Regulation S-K.
In the course of its review and approval or ratification of a transaction, the Audit Committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction;

•	the significance of the transaction to the related person;

•	the significance of the transaction to us;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest; and

•	any other matters the Audit Committee deems appropriate.
Our Corporate Governance Guidelines also provide that each director and executive officer is required to complete a Director and Officer Questionnaire on an annual basis, and to update such information when the questionnaire responses become incomplete or inaccurate. The Director and Officer Questionnaire requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.
In fiscal 2013, there were no related person transactions required to be disclosed under SEC rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth, as of September 1, 2013, certain information with respect to the shares of common stock beneficially owned by (i) each person known by the Company to own beneficially more than 5% of its outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table herein and (iv) all directors, director nominees and executive officers of the Company as a group. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares listed.

Identity of Beneficial Owner	Shares Beneficially Owned		Calculated Ownership % (1)
Royce & Associates, LLC	3,175,231	(2)	12.3%
745 Fifth Avenue
New York, NY 10151

BlackRock, Inc.	2,947,472	(3)	11.4%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	1,616,114	(4)	6.3%
100 Vanguard Blvd.
Malvern, PA 19355

Cortina Asset Management, LLC	1,391,655	(5)	5.4%
825 N. Jefferson Street, Suite 400
Milwaukee, WI 53202

Michael J. Hall	57,100	(6)	*
I. Edgar Hendrix	17,800	(6)	*
Paul K. Lackey	12,100	(6)	*
Tom E. Maxwell	28,100	(6)	*
Jim W. Mogg	—	(6)	*
John R. Hewitt	25,934	(6)	*
Joseph F. Montalbano	43,062	(6)	*
Kevin S. Cavanah	29,937	(6)	*
Matthew J. Petrizzo	23,991	(6)	*
James P. Ryan	68,386	(6)	*
All directors, director nominees and executive officers as a group (13 persons)	341,705	(6)	1.3%

*	Indicates ownership of less than one percent of the outstanding shares of common stock.

(1)
Shares of common stock which were not outstanding but which could be acquired by an executive officer upon exercise of an option within 60 days of September 1, 2013 are deemed outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by such person. Such shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person.

(2)
Information is as of December 31, 2012 and is based on the Schedule 13G dated January 15, 2013 filed by Royce & Associates, LLC. (“Royce”). Royce is a registered investment advisor. Royce has sole voting and dispositive power over all the shares shown.

(3)
Information is as of July 31, 2013 and is based on the Schedule 13G dated August 8, 2013 filed by BlackRock, Inc. (“BlackRock”). BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G). BlackRock has sole voting and dispositive power over all the shares shown.

(4)
Information is as of December 31, 2012 and is based on the Schedule 13G dated February 7, 2013 filed by The Vanguard Group, Inc. (“Vanguard”). Vanguard is a registered investment advisor. Of the shares shown, Vanguard has sole voting power over 33,284 shares, sole dispositive power over 1,583,330 shares and shared dispositive power over 32,784 shares.

(5)
Information is as of December 31, 2011 and is based on the Schedule 13G dated January 26, 2012 filed by Cortina Asset Management, LLC ("Cortina"). Cortina is a registered investment advisor. Of the shares shown, Cortina has sole voting power over 1,241,160 shares and sole dispositive power over 1,391,655 shares.

(6)
Includes the following shares of common stock that are issuable upon the exercise of stock options that are currently exercisable or are exercisable within 60 days after September 1, 2013: Mr. Hendrix – 5,000 shares; Mr. Maxwell – 15,000 shares; Mr. Cavanah – 12,000 shares; Mr. Ryan – 27,200 shares; 13 directors and executive officers as a group – 69,200 shares. Also includes the following shares that are issuable upon the vesting of RSUs if the RSUs vest within 60 days of September 1, 2013: Mr. Cavanah – 950 shares; Mr. Ryan – 1,600 shares; Mr. Petrizzo – 1,800 shares; Mr. Montalbano – 2,400 shares; 13 directors and executive officers as a group – 9,500 shares.

Equity Ownership Guidelines
The Board of Directors believes that our executive officers should demonstrate their commitment to and belief in the Company’s long-term profitability. Accordingly, each executive officer is expected to maintain a significant investment in the Company through the ownership of Company stock. Stock ownership more closely aligns our executive officers’ interests and actions with the interests of the Company’s stockholders.
Our Equity Ownership Guidelines, which were most recently revised in August 2011, are as follows:

•
Amount of Ownership – Defined as a multiple of the individual’s base salary as noted below. These multiples represent the minimum amount of Company stock an executive officer should seek to acquire and maintain.

President/CEO	5 times base salary
CFO/COO/Presidents of the two principal operating subsidiaries	3 times base salary
All other executive officers	1 times base salary

•
Timing: The executive officers have until the later of August 2016 or five years after the date of their appointment as an executive officer to acquire the ownership levels discussed above. Thereafter, they are expected to retain this level of ownership during their tenure with the Company. Compliance will be evaluated on an annual basis as of June 30 of each year.

•	Eligible Forms of Equity:

•	shares owned separately by the executive officer or owned either jointly with, or separately by, his or her immediate family members residing in the same household;

•	shares held in trust for the benefit of the executive officer or immediate family members;

•	shares purchased in the open market;

•	shares purchased through the Company’s Employee Stock Purchase Plan;

•	vested and unvested time-based restricted stock or restricted stock units;

•
unvested performance or market based restricted stock or restricted stock units but only to the extent that the Company recognizes compensation expense with respect to such restricted stock or restricted stock units; and

•	the in-the-money value of vested and unexercised stock options.
All of our executive officers have met the equity ownership guidelines as of June 30, 2013.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to report their initial ownership of the common stock and any subsequent changes in ownership of the common stock with the SEC and NASDAQ and to furnish the Company with a copy of each such report.
To the Company’s knowledge, based solely on the Company’s review of the copies of such reports received by the Company and on written representations by certain reporting persons that no other reports were required during and with respect to fiscal 2013, all Section 16(a) filing requirements applicable to its executive officers and directors, and 10% stockholders were complied with on a timely basis.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information concerning the Company’s common stock that may be issued upon the exercise of options, warrants and rights under our existing equity compensation plans as of June 30, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders	1,422,660	$9.38	1,078,020
Equity compensation plans not approved by stockholders	—	N/A	—
Total	1,422,660	$9.38	1,078,020

(1)
Includes 802,989 RSUs and 227,671 performance units, which have no exercise price. The amount included assumes that target level performance is achieved under outstanding performance units for which performance has not yet been determined.

(2)	Excludes the shares issuable upon the vesting of RSUs and performance units for which there is no weighted-average price.
PROPOSALS OF STOCKHOLDERS
A proposal of a stockholder intended to be presented at the next annual meeting of stockholders must be received at the Company’s principal executive offices no later than June 13, 2014, if the proposal is to be considered for inclusion in the Company’s proxy statement and proxy card for such meeting.

In accordance with the Company’s Bylaws, any stockholder who intends to present a proposal at the Company’s 2014 Annual Meeting of Stockholders and has not sought inclusion of the proposal in the Company’s proxy statement and accompanying proxy pursuant to Rule 14a-8, must provide the Secretary of the Company with notice of such proposal in order for such proposal to be properly brought before the meeting, no later than eighty days prior to the date of the meeting; provided, however, that in the event that the date of such annual meeting is not publicly announced by the Company more than ninety days prior to the meeting, notice by the stockholder must be delivered to the Secretary of the Company not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is communicated to the stockholders.

OTHER MATTERS
Matters That May Come Before the Annual Meeting
The Board of Directors knows of no matters other than those described in this proxy statement which will be brought before the Annual Meeting for a vote of the stockholders. If, however, any other matter requiring a vote of stockholders arises, the persons named in the accompanying proxy will vote thereon in accordance with their best judgment. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.
Availability of Form 10-K
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2013 (without exhibits or documents incorporated by reference) including any financial statements and schedules and exhibits thereto, may be obtained without charge by written request to Kevin S. Cavanah, Vice President Finance, Matrix Service Company, 5100 East Skelly Drive, Suite 700, Tulsa, Oklahoma 74135 or by visiting the “Investors Relations Section” of the Company’s website at matrixservicecompany.com.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on November 14, 2013
Stockholders may view this proxy statement, our form of proxy and our 2013 Annual Report to Stockholders over the Internet by accessing our website at matrixservicecompany.com. Information on our website does not constitute a part of this proxy statement.

By Order of the Board of Directors,

Kevin S. Cavanah Secretary
October 11, 2013
Tulsa, Oklahoma

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 John R. Hewitt 02 Michael J. Hall 03 I. Edgar (Ed) Hendrix 04 Paul K. Lackey 05 Tom E. Maxwell
06 Jim W. Mogg

The Board of Directors recommends you vote FOR proposals 2 and 3:

	For	Against	Abstain
2. To ratify the engagement of Deloitte & Touche LLP as the Company's independent registered public accounting firm for fiscal 2014.	☐	☐	☐
3. To approve, by a non-binding advisory vote, the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any postponements of adjournments thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000185517_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MATRIX SERVICE COMPANY
Annual Meeting of Stockholders
November 14, 2013 3:00 PM CST
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kevin S. Cavanah and John R. Hewitt, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of MATRIX SERVICE COMPANY that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 3:00 PM, CST on November 14, 2013, at 5100 East Skelly Drive Tulsa, Oklahoma 74135, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000185517_2 R1.0.0.51160

Continued and to be signed on reverse side